Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) of our report dated March 15, 2019 (May 16, 2019 as to the effects of the stock split described in Note 27) relating to the consolidated financial statements of Avantor, Inc. and subsidiaries, appearing in the Prospectus, which is a part of Registration Statement No. 333-229578 on Form S-1, as amended.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

May 16, 2019